FORM OF NOMINATION AGREEMENT

Dear [Nominee]:

This letter agreement, dated July [•], 2018 (this “Agreement”), is with reference to your agreement to become a nominee (the “Nominee”) of BW Euroholdings Limited, a Cyprus company (“BW Euroholdings”), BW LPG Limited, a Bermuda limited company (“BW LPG”) and/or BW LPG Holding Limited (“BW LPG Holding” , and together with BW Euroholdings and BW LPG, “BW”), for election as an independent director of Dorian LPG Ltd., a Marshall Islands limited company (“Dorian”), if BW determines to seek to nominate one or more persons for election as directors on the Board of Directors of Dorian (the “Board”). If BW determines to proceed, it expects that it would solicit proxies for the election of one or more nominees (together with the Nominee, the “Nominees”) as directors of Dorian (collectively, the “Proxy Contest”) at the 2018 annual stockholders’ meeting of Dorian or any postponements or adjournments thereof (the “Annual Meeting”).

A.       Responsibilities of Nominee.

(a)       You agree (i) to be named as a Nominee in any and all materials prepared by BW in connection with the Proxy Contest, (ii) to provide true and complete information concerning, among other things, your ownership of securities of Dorian and BW and your background, experience, abilities and integrity, as may be reasonably requested from time to time by BW (including, without limitation, (A) all information provided in connection with any directors and officers questionnaire or other information request list (any such questionnaire or request, a “Questionnaire”) submitted by you or BW to Dorian in connection with the Proxy Contest and (B) all information required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act") to be disclosed in any proxy statement, consent solicitation statement or other materials prepared by BW in connection with the Proxy Contest (collectively, the “Proxy Materials”)), and not to omit information that is material, (iii) that your agreement to be a Nominee, and the information referred to in clause (ii) of this paragraph (a) may be disclosed by BW in the Proxy Materials or as otherwise required by applicable law, and (iv) if elected, to serve as a director of Dorian, and in that capacity to act in the best interests of Dorian and its stockholders and to exercise your independent judgment in accordance with your fiduciary duties in all matters that come before the Board. You represent that the information supplied to BW in any completed Questionnaire, in your response to any follow-up questions from BW and any related supplement provided by you (together, the “Nominee Information”) relating to your being a Nominee is true and complete and does not omit information that may be material. You agree that you will promptly provide BW with (x) any updates to (1) the information you have previously supplied to BW in order to satisfy your obligation under clause (a)(ii) of this Section A and (2) your representations and other information in the Nominee Information, and (y) such additional information as may reasonably be requested by BW in connection with your nomination for election to the Board.

(b)       You agree not to purchase or sell any securities of Dorian, BW LPG, BW Group Limited or any of their respective direct or indirect subsidiaries during the Restricted Period (as defined below) without the prior written consent of BW.

(c)       The parties acknowledge and agree that you are not an employee or an agent or otherwise a representative of BW, that you are independent of, and not controlled by or acting at the direction of, BW, that, if elected, you will be acting as a director of Dorian, on behalf of Dorian and all of the stockholders of Dorian and will in no way be controlled by or acting at the direction of BW and that, as a result, there is, and can be, no agreement between you and BW that governs any decisions you may make as a member of the Board. You shall have no authority to act as an agent of BW and you shall not represent the contrary to any person.

B.       Responsibilities of BW. Notwithstanding anything in this Agreement to the contrary, BW is not obligated to nominate you to the Board or to commence or take any other action with respect to the Proxy Contest.

C.       Compensation. You shall not be entitled to any compensation from BW or any of its affiliates in connection with your service as a Nominee. You agree that if you are elected as a director of Dorian, you shall seek compensation, if any, for acting in such capacity solely from Dorian.

D.        Expenses. BW LPG agrees that for the period starting from the date of this Agreement and ending at the earlier of (x) your election to the Board (or if the election or qualification of members to the Board is contested on any grounds, such later date that such contest is resolved) and (y) the date you have been notified by BW that it will not commence the Proxy Contest or has abandoned the Proxy Contest or will not nominate you to the Board or has abandoned your nomination to the Board or that the requisite number of votes for your election to the Board has not been obtained (such period, the “Restricted Period”), BW LPG will (i) promptly reimburse you for all reasonable and documented, out-of-pocket expenses (including travel and lodging) incurred in the performance of your responsibilities as a Nominee, and (ii) directly pay for the reasonable legal fees and expenses incurred by one independent legal counsel selected collectively by and acting on behalf of all Nominees proposed by BW for election as independent directors of Dorian (the “Independent Counsel”). The foregoing right to reimbursement and payment shall be in addition to your rights of indemnification set forth in this Agreement.

E.        Indemnification.

(a)       As a material inducement to you to become a Nominee, BW LPG hereby agrees to indemnify, defend and hold harmless you from and against any and all losses, claims and other costs and expenses, including, without limitation, all damages, liabilities, judgments, amounts paid or payable in settlement and other expenses (including reasonable fees and disbursements of counsel and costs of investigation) (collectively, “Losses”), to which you may become subject or which you may incur in connection with being made, or threatened with being made, a party or witness (or in any other capacity) to any proceeding at law or in equity or before any governmental agency or board or any other body whatsoever (whether arbitral, civil, criminal, trial, appeal, administrative, formal, informal, investigative or other), to the extent arising out of

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the Proxy Contest or your being a Nominee (an “Action”), except to the extent that such Loss arises or results from a final determination by a court of competent jurisdiction of your willful misconduct or any untrue statement or omission made by you or made by BW in reliance upon and in conformity with information furnished by you expressly for use in the Proxy Materials, other filings that may be made in connection with the Proxy Contest, and any submissions of information that may be made in connection with the Proxy Context the public; it being understood that you are furnishing the Nominee Information, and any other information provided by you that is described in clause (a) of Section A, expressly for use in the Proxy Materials, other filings that may be made in connection with the Proxy Contest, and any submissions of information that may be made in connection with the Proxy Contest.

(b)       In the event of the commencement or threatened commencement of any Action in respect of which you may seek indemnification from BW LPG hereunder, you will give prompt written notice thereof to BW LPG; provided that the failure to so provide prompt notice shall not relieve BW LPG of its indemnification obligations hereunder except to the extent that BW LPG is materially prejudiced as a result thereof. BW LPG shall timely pay all fees and disbursements of the Independent Counsel for its representation of you and the other Nominees in respect of such Action; however, you shall have the right to retain separate counsel, provided, that you shall be responsible for the fees of such counsel and costs of such participation unless either (i) you and BW LPG mutually agree in writing to the retention of such counsel, or (ii) representation of you and other Nominees by the same counsel would be inappropriate due to a conflict of interest between you and them. BW LPG shall in no event be liable for any settlement by you of any such Action effected without the prior written consent of BW LPG, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)        BW LPG shall not settle, without your prior written consent, any Action in any manner that would impose any penalty, obligation or limitation on you (other than monetary damages for which BW LPG agrees to be wholly responsible) or that would contain an acknowledgement of wrongdoing on your part.

(d)       Notwithstanding anything to the contrary, if BW LPG has made payments to you pursuant to the indemnification provisions hereof and you subsequently are reimbursed by a third party therefor, you will remit such subsequent reimbursement to BW LPG.

(e)       For the avoidance of doubt, your right of indemnification pursuant to this Section E shall continue after the Annual Meeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof.

F.        General. Notices and other communications under this Agreement shall be in writing and delivered by an internationally-recognized expedited delivery courier with tracking capability, if mailed to you, then to the address set forth above under your name, and, if mailed to BW, then to the address indicated above in the letterhead. The failure of a party to insist upon strict adherence to any term contained herein shall not be deemed to be a waiver of such party’s rights thereafter to insist upon strict adherence to that term or to any other term contained herein. In the event that any one or more provisions of this Agreement are deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision(s) shall be deemed severed to the least extent possible without affecting the validity, legality and enforceability of

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the remainder of this Agreement. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction; (ii) contains the entire understanding of the parties with respect to the subject matter contained herein and may not be modified or amended except by mutual written consent; (iii) shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that BW may, in its sole discretion, assign any or all of its rights, interests or obligations hereunder to Dorian; (iv) shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors, and assigns; and (v) may be executed in counterparts and delivered by facsimile signatures.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement.

Signature Pages Follow

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Very truly yours,

BW LPG Limited

By
Name:
Title:

Signature Page to Nomination Agreement

Accepted and agreed to:

By
Name:

Signature Page to Nomination Agreement